Exhibit 3.1

NINTH CERTIFICATE OF AMENDMENT

NINTH CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BIOSIG TECHNOLOGIES, INC.

BioSig Technologies, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

1. The name of the Corporation is BioSig Technologies, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011. The original Certificate of Incorporation was amended and restated and filed with the Secretary of State of the State of Delaware effective February 6, 2013 (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation was further amended by Certificates of Amendment of Restated Certificate of Incorporation of BioSig Technologies, Inc., filed with the Secretary of the State of Delaware on February 6, 2013, March 12, 2013, October 18, 2013, March 27, 2014, August 14, 2014, November 18, 2016, September 10, 2018 and January 31, 2024.

2. The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by deleting in its entirety the first sentence of Section A of Article IV thereof and replacing therewith with the following sentence:

“The aggregate number of shares of capital stock that the Corporation will have authority to issue is five hundred and one million (501,000,000), of which five hundred million (500,000,000) will be shares of common stock, $0.001 par value per share (the “Common Stock”), and one million (1,000,000) of which will be shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).”

3. The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Ninth Certificate of Amendment to be advisable, (ii) adopting and approving this Ninth Certificate of Amendment, (iii) directing that this Ninth Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at a special meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Ninth Certificate of Amendment be approved.

4. This Ninth Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at a special meeting of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

5. This Ninth Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

6. This Ninth Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, BioSig Technologies, Inc. has caused this Ninth Certificate of Amendment to be signed by a duly authorized officer of the Corporation on September 5, 2025.

BIOSIG TECHNOLOGIES, INC.

/s/ Henry McPhie
Henry McPhie
Chief Executive Officer